EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Corporation Posts
2011 Shareholder Presentation
PLANO, Texas — May 6, 2011 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, held its annual shareholder meeting on May 4, 2011 and has posted the company presentation on its website at www.iphase.com/investor. This presentation was made by Gregory Kalush, President and Chief Executive Officer, and includes both audio and slides as presented at the annual shareholder meeting.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the communications and enterprise markets. Founded in 1974, Interphase provides expert engineering design and electronics manufacturing services, in addition to its commercial-off-the-shelf (COTS) product portfolio. Interphase is headquartered in Plano, Texas, with sales offices in the United States and Europe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, ip.access, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.